As filed with the Securities and Exchange Commission on March 1, 2004

Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	CYOP SYSTEMS INTERNATIONAL INCORPORATED	98-0222927
(State of Incorporation )	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

Suite 390	7373	Suite 390
1090 Homer Street	(Primary Standard Industrial Classification Code Number)	1090 Homer Street
Vancouver, British Columbia		Vancouver, British Columbia
V6B 2W9		V6B 2W9
Canada		Canada
(604) 685-0696		(604) 685-0696
(Address and telephone number of Principal Place of Business)		(Name, address and telephone number of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 (305) 539-3300 Telecopier No.: (305) 358-7095	Troy J. Rillo, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 (305) 539-3300 Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common stock	137,812,500	$0.03	$4,134,375	$523.83

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.  For the purposes of this table, we have used the average of the closing bid and asked prices as of current date.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MI-152254 v4 0950000-102

PROSPECTUS

Subject to completion, dated March 1, 2004

CYOP SYSTEMS INTERNATIONAL INCORPORATED
137,812,500 Shares of Common Stock

This prospectus relates to the sale of up to 137,812,500 shares of CYOP's common stock by certain persons who are, or will become, stockholders of CYOP. Please refer to "Selling Stockholders" beginning on page 11. CYOP is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. CYOP will, however, receive proceeds from the sale of common stock under the standby equity distribution agreement. All costs associated with this registration will be borne by CYOP.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering.  On February 12, 2004, the last reported sale price of our common stock was $0.03 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "CYOS."  These prices will fluctuate based on the demand for the shares of common stock.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the standby equity distribution agreement Agreement. Cornell Capital Partners, L.P. will pay CYOP 98% of the lowest closing bid price of the common stock during the 5 consecutive trading-day period immediately following the notice date.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to "Risk Factors" beginning on page 5.

With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February ___, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	3
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	10
SELLING STOCKHOLDERS	11
USE OF PROCEEDS	13
DILUTION	14
STANDBY EQUITY DISTRIBUTION AGREEMENT	15
PLAN OF DISTRIBUTION	16
MANAGEMENT'S DISCUSSION AND ANALYSIS	18
DESCRIPTION OF BUSINESS	23
MANAGEMENT	31
DESCRIPTION OF PROPERTY	34
LEGAL PROCEEDINGS	34
PRINCIPAL STOCKHOLDERS	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
DESCRIPTION OF SECURITIES	39
EXPERTS	41
LEGAL MATTERS	41
HOW TO GET MORE INFORMATION	41
PART II	1
FINANCIAL STATEMENTS	F-1

Our audited financial statements for the fiscal year ended December 31, 2002, were contained in our Annual Report on Form 10-KSB.

i

PROSPECTUS SUMMARY

CYOP develops and distributes financial transaction platforms.  Its first branded platform is CrediPlay, which CYOP licenses to gaming communities and portals to offer additional revenue sources through pay-for-play tournaments of skill.  CYOP also markets its proprietary website, www.skillarcade.com.  SkillArcade.com is an online games destination where people play popular skill-based games against other players and compete in tournaments to win money prizes.  This website permits game developers and publishers to process transactions and collect fees each time a tournament or game is played.  CYOP earns a fee for processing these transactions.

CYOP has suffered recurring losses from operations and had a stockholders' deficiency of $1,499,037 as of September 30, 2003.  For the three- and nine-month periods ended September 30, 2003, CYOP had net losses of $55,624 and $281,515, respectively.  CYOP's chartered accountants have added an explanatory note to their audit report raising substantial doubt about CYOP's ability to continue as a going concern.  The ability of CYOP to continue as a going concern is dependent upon many factors, including CYOP's ability to obtain financing to fund working capital requirements, the degree of competition, technology risks, government regulation (such as the legality of its gaming website) and general economic conditions.  Management's plan, in this regard, is to raise equity financing as required and to keep abreast of technological and regulatory changes that may affect CYOP's operations.

About Us

CYOP's principal place of business is located at 1090 Homer Street, Suite 390, Vancouver, British Columbia  V6B 2W9.  Its telephone number is (604) 685-0696.

THE OFFERING

This offering relates to the sale of common stock by Cornell Capital Partners, L.P. and Newbridge Securities Corporation.  Cornell Capital Partners will acquire the shares being offered in this prospectus:  (i) upon conversion of outstanding debentures and (ii) pursuant to an standby equity distribution agreement.  The terms of these are summarized below:

Convertible Debentures.  We currently have $125,000 of outstanding convertible debentures that are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date.  The convertible debentures are secured by all of CYOP's assets.

Standby equity distribution agreement.  Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $70,000 every 7 trading days. Cornell Capital Partners will pay us 98% of the lowest closing bid price of the common stock during the 5 consecutive trading days immediately following the notice date. We have paid Cornell Capital Partners a one-time commitment fee of $240,000, payable by the issuance of 7,500,000 shares of common stock. In addition, Cornell Capital Partners will be entitled to retain 4% of each advance under the standby equity distribution agreement. Cornell Capital Partners intends to sell any shares purchased under the standby equity distribution agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the standby equity distribution agreement.

We have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. Newbridge Securities Corporation was paid a fee of $10,000, payable by the issuance of 312,500 shares of our common stock. Newbridge Securities Corporation is not participating as an underwriter in this offering.

Common Stock Offered	137,812,500 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering	150,998,160 shares
Use of Proceeds

We will not receive any proceeds from the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the standby equity distribution agreement will be used for general working capital purposes. See "Use of Proceeds."

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."
Over-the-Counter Bulletin Board Symbol	CYOS

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30 2003	September 30, 2002
Income Statements	(Unaudited)		(Unaudited)

Revenues, net	$ 4,466	$ 34,359	$ 26,848	$ 460,778
Cost of Sales	(36,860)	(48,157)	(120,844)	(269,556)

Gross Profit (Loss)	(33,236)	(13,798)	(94,838)	191,222
Operating Expenses	(44,888)	(165,955)	(259,415)	(552,986)

Operating Income (Loss)	(78,124)	(179,753)	(354,253)	744,208
Interest Income, Related Party	22,500	44,947	72,378	89,894

Net Income (Loss)	$ (55,624)	$ (134,806)	$ (281,515)	$ 834,102

Earnings (Loss) Per Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$0.01

	Years Ended December 31,
	2002	2001

Revenues, Net:	$545,123	$512,930
Cost of Sales	(209,518)	(300,647)

Gross Profit (Loss)	335,605	212,283
Operating Expenses	(777,064)	(931,601)

Operating Income (Loss)	(441,459)	(719,318)
Interest Income, Related Party	109,582	--
Gain on Disposal of Subsidiary	949,577	--
Write down of intangible assets	(13,719)	--
Net Income (Loss)	$603,981	$(751,136)

Earnings (Loss) Per Share - Basic and Diluted	$0.02	$(0.03)

	September 30, 2003	December 31,
Balance Sheets	(Unaudited)	2002

Assets:	$4,355	$4,253
Cash and Cash Equivalents	157,500	90,000
Interest Receivable, Related Party	1,538	--
Total Current Assets	163,394	94,253

Note Receivable, Related Party	1,590,722	1,585,034
Intellectual Property	93,978	115,665
Fixed Assets	83,893	58,953

Total Assets	$1,931,537	$1,853,905

Liabilities:
Demand Loans, Related Party	$786,561	$562,238
Accounts Payable and Accrued Liabilities	208,077	147,480
Player funds on deposit	26,900	36,783
Short-Term Loan	212,725	212,725
Total Current Liabilities	1,234,263	959,226

Deferred Revenue	2,196,311	2,198,552

Total Liabilities	3,430,574	3,157,778

Stockholders' Deficiency:
Common Stock	2,860	2,848
Paid-In Capital	370,889	284,551
Deficit accumulated	(1,872,786)	(1,591,272)
Total Stockholders' Deficiency	(1,499,037)	(1,303,873)

Total Liabilities and Stockholders' Deficiency	$1,931,537	$1,853,905

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

We Have Historically Lost Money and Losses May Continue In The Future

For the three and nine months ended September 30, 2003, we lost $55,624 and $281,515, respectively. Our accumulated deficit was $1,872,786 at September 30, 2003.  Future losses may occur.

We May Need To Raise Additional Capital and Debt Funding To Sustain Operations

To the extent that we cannot obtain cash in advance or dedicated financing for our products and generate sufficient profits on sales, we are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus unless we can become profitable, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

Since inception in 1999, we have relied on external financing to fund our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to related and third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our operating costs, current liabilities and anticipated future expansion.

We Have Been The Subject Of A Going Concern Opinion As Of December 31, 2002 and December 31, 2001 From Our Independent Auditors, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended December 31, 2002 and 2001, which states that our ability to continue as a going concern depends upon our ability to obtain financing to fund working capital requirements, the degree of competition, technology risks, government regulation and general economic conditions.  Our ability to obtain additional funding will determine our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Based on our current budget assessment, and excluding any acquisitions which may occur in 2004, we believe that we may need to obtain approximately $2.0 million in additional debt or equity capital from one or more sources to fund operations for the next 12 months.  These funds are expected to be obtained from the sale of securities, including the sale of stock under the standby equity distribution agreement.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On September 30, 2003 Were Not Sufficient To Satisfy Our Current Liabilities

We had a working capital deficit of $1,070,869 at September 30, 2003, which means that our current liabilities as of that date exceeded our current assets on September 30, 2003 by $1,070,869.  Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2003 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit or  reach agreement with some of our creditors to convert debt to equity, or curtail our operations.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

  With a price of less than $5.00 per share;

  That are not traded on a "recognized" national exchange;

  Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

  In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

We Could Fail To Attract Or Retain Key Personnel

Our success largely depends on the efforts and abilities of key executives and consultants, including Mitch White, our Chairman and Chief Executive Officer, and Gordon Samson, our Chief Financial Officer.  The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either White or Samson.  We also have a number of key employees that manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition we need to attract additional high quality sales and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

Our Limited Operating History Makes It Difficult Or Impossible To Evaluate Our Performance And Make Predictions About Our Future

CYOP commenced its current operations in October 2000, when it acquired CYOP Systems Inc., Barbados.  CYOP will continue to encounter the types of risks, uncertainties and difficulties frequently encountered by companies that pursue both organic as well as growth through acquisitions, including the ability to control overhead costs and professional expenses, and to maintain adequate liquid resources as sales revenues increase. Many of these risks and uncertainties are described in more detail elsewhere in this "Risk Factors" section. If CYOP's management does not successfully address these risks, then its future business prospects will be significantly impeded and a process of reversing investment in certain areas may have to be undertaken.

If We Fail To Keep Pace With Rapid Technological Change And Evolving Industry Standards, Our Products Could Become Less Competitive Or Obsolete

The market for multi-media transactional technology solutions and services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to source distribution agreements for saleable products or modify or improve our own products in response to changes in technology or industry standards, our product offerings could rapidly become less competitive or obsolete. A portion of our future success will depend, in part, on our ability to:

  enhance and adapt current software products and develop new products that meet changing customer needs;

  adjust the prices of software applications to increase customer demand;

  successfully advertise and market our products; and

  influence and respond to emerging industry standards and other technological changes.

We need to respond to changing technology and industry standards in a reasonably timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product lineup on a timely basis. Our pursuit of necessary technology may require time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that give us a profit margin with which to actively pursue reselling these products. Finally, we may not succeed in adapting various products to new technologies as they emerge.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 150,998,160 shares of common stock shown as outstanding as of February 10, 2004, 44,990,000 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 106,008,160 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The standby equity distribution agreement

The sale of shares pursuant to the standby equity distribution agreement will have a dilutive impact on our stockholders. For example, at September 30, 2003, at an assumed offering price of $0.03 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.0249 per share. Dilution per share at prices of $0.0225, $0.0150 and $0.0075 per share would be $$0.0204, $0.0158 and $0.0113, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the standby equity distribution agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Cornell Capital Partners Under The Line Of Credit Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the standby equity distribution agreement will be issued at a 2% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up to 137,812,500 shares of common stock may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of the company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our standby equity distribution agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of an standby equity distribution agreement for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if the company has not performed in such a manner to show that the equity funds raised will be used to grow the company. Such an event could place further downward pressure on the price of common stock. Under the terms of our standby equity distribution agreement CYOP may request numerous draw downs pursuant to the terms of the standby equity distribution agreement. Even if CYOP uses the proceeds from the standby equity distribution agreement to grow its revenues and profits or invest in assets which are materially beneficial to CYOP the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause other stockholders to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict if the circumstances whereby a short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to CYOP.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The standby equity distribution agreement When Needed

We are to a great extent dependent on external financing to fund our operations. Our financing needs may be partially provided from the standby equity distribution agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $70,000 every 7 trading days.

The Conversion of Our Outstanding Debentures Will Cause Dilution to Our Existing Shareholders

The issuance of shares upon the conversion of the outstanding debentures will have a dilutive impact on our stockholders.  We currently have $125,000 of outstanding convertible debentures that are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  If such conversion had taken place at $0.024 (i.e., 80% of the recent price of $0.03), then the holders of the convertible debentures would have received 5,208,333 shares of common stock.  As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.  A description of each selling shareholder's relationship to CYOP and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the standby equity distribution agreement	Percentage of Outstanding Shares to Be Acquired under the standby equity distribution agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering(1)
Shares Acquired in Financing Transactions with CYOP, Inc.
Cornell Capital Partners, L.P.	12,708,333(2)	8.1%	100,000,000(2)	39.8%	137,500,000	0.0%
Newbridge Securities Corporation	312,500	*	--	*	312,500	0.0%
Total	13,020,833		100,000,000		137,812,500	0.0%

_________________________________________

*

Less than 1%.

(1)

Applicable percentage of ownership is based on 150,998,160 shares of common stock outstanding as of February 10, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of February 10, 2004.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 10, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The 12,708,333 shares of common stock represent 7,500,000 shares issued as a commitment fee under the standby equity distribution agreement and 5,208,333 shares that represent the approximate number of shares underlying convertible debentures held by Cornell Capital Partners at an assumed price of $0.024 per share.  Because the conversion price will fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower.  We are registering a total of 30,000,000 shares to cover such conversions.  To the extent that less than 30,000,000 shares are needed to cover conversions, then the balance of such shares shall be available to be issued under the standby equity distribution agreement.

The following information contains a description of the selling shareholder's relationship to CYOP and how the selling shareholder acquired the shares to be sold in this offering.  The selling stockholder has not held a position or office, or had any other material relationship, with CYOP, except as follows:

Shares Acquired In Financing Transaction With CYOP

  Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the standby equity distribution agreement and the holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with CYOP Technology. That transaction is explained below:

Standby Equity Distribution Agreement. In January 2004, we entered into an standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay CYOP 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 4% of each advance under the standby equity distribution agreement. In connection with the standby equity distribution agreement, Cornell Capital Partners received a commitment fee of $240,000, payable by the issuance of 7,500,000 shares of common stock.  We are registering 137,500,000 shares in this offering that may be issued under the standby equity distribution agreement.

Convertible Debentures.  The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  At maturity, CYOP has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date.  The convertible debentures are secured by all of CYOP's assets.  In the event the debentures are redeemed, then CYOP will issue to Cornell a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of  $0.036 per share.  Cornell Capital Partners purchased the convertible debentures from CYOP in a private placement in January 2004.  CYOP is registering in this offering 30,000,000 shares of common stock underlying the convertible debentures.

There Are Certain Risks Related To Sales By Cornell Capital Partners

There are certain risks related to sales by Cornell Capital Partners, including:

  The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

  To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

  The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

  Newbridge Securities Corporation.  Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the standby equity distribution agreement.  Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation.  We paid Newbridge Securities Corporation a fee of $10,000 for such advice, payable by the issuance of 312,500 shares of common stock.  CYOP is registering these shares in this offering.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the standby equity distribution agreement. The purchase price of the shares purchased under the standby equity distribution agreement will be equal to 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. CYOP will pay Cornell Capital 4% of each advance as an additional fee.

CYOP is registering 100,000,000 shares of common stock for issuance under the standby equity distribution agreement. At a recent price of $0.03 per share, CYOP would receive gross proceeds of $3.0 million.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the standby equity distribution agreement. The table assumes estimated offering expenses of $50,000 plus 4% retainage payable to Cornell Capital Partners.

USE OF PROCEEDS:

Gross Proceeds	$3,000,000	$5,000,000
Net Proceeds	2,880,000	4,800,000

Working Capital	1,000,000	1,500,000
Marketing	1,880,000	3,300,000

Total	$2,880,000	$4,800,000

DILUTION

The net tangible book value of our Company as of September 30, 2003 was $(1,593,015) or $(0.0111) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the standby equity distribution agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the standby equity distribution agreement. The following example shows the dilution to new investors at an offering price of $0.03 per share which is in the range of the recent share price.

If we assume that our Company had issued 100,000,000 shares of common stock under the standby equity distribution agreement at an assumed offering price of $0.03 per share (i.e., the number of shares registered in this offering under the standby equity distribution agreement), less retention fees of $120,000 and offering expenses of $50,000, our net tangible book value as of September 30, 2003 would have been $0.0051 per share. Note that at an offering price of $0.03 per share, CYOP would receive gross proceeds of $3.0 million or $2.0 million than is available under the standby equity distribution agreement.  Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0162 per share and an immediate dilution to new stockholders of $0.0249 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.0300
Net tangible book value per share before this offering	$(0.0111)
Increase attributable to new investors	$0.0162
Net tangible book value per share after this offering		$0.0051
Dilution per share to new stockholders		$0.0249

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED (1)	DILUTION PER SHARE TO NEW INVESTORS
$0.0300	100,000,000	$0.0249
$0.0225	100,000,000	$0.0204
$0.0150	100,000,000	$0.0158
$0.0075	100,000,000	$0.0113

(1)

This represents the maximum number of shares of common stock that will be registered under the standby equity distribution agreement.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary. In February 2004, we entered into an standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 4% of each advance under the standby equity distribution agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation received a fee of $10,000, payable by the issuance of 312,500 shares of our common stock.  CYOP is registering an additional 100,000,000 shares of common stock for the standby equity distribution agreement pursuant to this registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the standby equity distribution agreement.

Standby equity distribution agreement Explained. Pursuant to the standby equity distribution agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 10 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence.

We may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

The amount of each advance is limited to a maximum draw down of $70,000 every 7 trading days. The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the standby equity distribution agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the standby equity distribution agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.03 per share, we would issue 100,000,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $3.0 million. These shares would represent 39.8% of our outstanding common stock upon issuance. We are registering 100,000,000 shares of common stock for the sale under the standby equity distribution agreement.

Proceeds used under the standby equity distribution agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

We expect to incur expenses of approximately $50,000 in connection with this registration, consisting primarily of professional fees. In connection with the standby equity distribution agreement, we paid Cornell Capital Partners a one-time commitment fee of $240,000, payable by the issuance of 7,500,000 shares of common stock.  In addition, we issued 312,500 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the standby equity distribution agreement. Cornell Capital Partners will pay us 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 4% of the proceeds received by us under the standby equity distribution agreement, and received a one-time commitment fee of 7,500,000 shares of our common stock.  The 2% discount, the 4% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation received 312,500 shares of our common stock.

Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000.  The offering expenses consist of: a SEC registration fee of $524, printing expenses of $2,500, accounting fees of $10,000, legal fees of $35,000 and miscellaneous expenses of $1,976. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the standby equity distribution agreement.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following information should be read in conjunction with the consolidated financial statements of CYOP and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business which follows this section.

Overview

We have been primarily focused on developing our product for market launch.  Management has financed most of our operations to date. Except for funds raised through the sale of the common stock under the standby equity distribution agreement, management is expected to continue to fund our operations through shareholders loans for the next 12 months.  However, management is not under any contractual obligation to provide continued funding.  We will spend approximately $1/2 million in the next 12 months to maintain current operations at our current expenditure rate; not including any marketing initiatives or expansion plans. Additional funds in the amount of $1.5 million will be required for a complete launch of the CrediPlay system including a full marketing budget.

We anticipate contracting human resources as required during the next 12 months.  We do not expect to acquire any material physical assets or significant equipment in the next 12 months.  We will not be performing any significant research and development in the next 12 months as our pay for play software is complete and tested.

We launched our first pay-for-play online video game, Urban Mercenary in February 2001.  In March 2001, CYOP secured the Canadian Imperial Bank of Commerce as CYOP's merchant account processor.

In September 2002, we launched a suite of free and "pay for play" games including card, strategy, arcade, sports and multiplayer games, terminating our licensing contract with Bingo.com.  The Bingo.com contract called for our company to provide front end game development and site management.  It was also a licensing agreement under which Bingo.com used our pay for play transaction software.  Bingo.com has approximately 700,000 members playing bingo online.  Bingo.com has devised a new format for bingo which is a skill based game and not a game of chance.  The Bingo.com site began using CYOP's pay for play transaction software in October 2001.

In order for our Company to expand its operations and realize profits from pay for play online video gaming a number of additional steps must be taken.  We must continue to maintain and upgrade our software programs and our website.  This is an ongoing month-to-month responsibility. Funds for this ongoing software maintenance have been budgeted, which are being loaned to our Company by management.  In the future, we anticipate that the funds required for ongoing software maintenance will come from revenue from licensing fees or system maintenance fees from pay for play video gaming.  Secondly, to increase our Company's exposure and attract players to our website we will be required to complete a full marketing launch of the CrediPlay system.  We anticipate that this marketing launch will cost approximately $1.5 million.  Until we complete a marketing launch we cannot expect large volumes of players for our online pay for play video game.  Revenues will be derived from licensing fees from third parties.

Going Concern

CYOP has suffered recurring losses from operations and had a stockholders' deficiency of $1,499,037 as of September 30, 2003.  For the three- and nine-month periods ended September 30, 2003, CYOP had net losses of $55,624 and $281,515, respectively.  CYOP's chartered accountants have added an explanatory note to their audit report raising substantial doubt about CYOP's ability to continue as a going concern.  The ability of CYOP to continue as a going concern is dependent upon many factors, including CYOP's ability to obtain financing to fund working capital requirements, the degree of competition, technology risks, government regulation (such as the legality of its gaming website) and general economic conditions.  Management's plan, in this regard, is to raise equity financing as required and to keep abreast of technological and regulatory changes that may affect CYOP's operations.

Results Of Operations

Nine Months Ended September 30, 2003 Compared With The Nine Months Ended September 30, 2002

For the quarter ended September 30, 2003 CYOP generated revenue of $4,030. The same period ending September 30, 2002 generated revenues of $34,359 including $29,666 from ad serving. Current revenues are now from a wide variety of affiliates and CYOP's proprietary URL.  CYOP had general and administrative expenses of $43,366 for the period compared with $129,719 for the same three-month period in 2002. Software development costs were NIL for both comparative periods ending September 30. This is indicative of completion of development. Advertising and promotion was, $1,522 for the three-month period, compared to $24,772 in 2002.

Twelve Months Ended December 31, 2002 Compared With The Twelve Months Ended December 31, 2001

Revenue.  Revenue increased to $545,123 for the year ended December 31, 2002 from $512,930 for the year ended December 31, 2001, from no revenue in the same period in the prior year. This increase is a result of the move away from a primarily a development company with the first proof of concept contract with Bingo.com in September 2001, and the additional revenues earned from a proprietary game site.

Cost of Revenue.  CYOP recorded cost of revenue of  $209,518 during the year ended December 31, 2002 and $300,647 during the year ended December 31, 2001. This significantly decreased, as the direct costs associated with the development work for Bingo.com finished in early 2002.

Sales and Marketing Expenses.  Sales and marketing expenses increased to $209,619 for the year ended December 31, 2002 from $101,217 for the year ended December 31, 2001, an increase of $108,402. This is a result of a settlement with a company with a common director (see note 8 in financial statements) a certain amount of advertising inventory was granted to one of our directors. During the year 2002, $159,209 of ad serving was provided by a director on account of CYOP with a common director and was charged as advertising cost to CYOP. Sales and marketing expenses include principally costs for marketing, co-brand advertising and keyword buys for our site and participation in trade shows.

We expect to continue to incur sales and marketing expenses to further our efforts to increase traffic to our Web portal and develop licensee opportunities with gaming portals. These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase traffic to licensees and improve revenue. There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

General and Administrative Expenses.  General and administrative expenses consist primarily of contract personnel costs, rent for CYOP's office, legal and audit professional fees, insurance and other general corporate and office expenses, including $92,778 of bad debt for the fiscal year 2002 from $46,500 for the fiscal year 2001. General and administrative expenses decreased to $567,445 for the year ended December 31, 2002 from $653,096 for the year ended December 31, 2001, a decrease of 6% over the previous year. General and administrative expenses decreased primarily from the prior year as a result of a decrease in legal and professional fees associated with obtaining clearance with NASD and SEC for quotation of our securities on the OTC BB.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that CYOP will be able to generate sufficient revenue to cover these expenses.

Interest expense.  Interest expense consists of accrued interest on the demand loans and demand loans to related parties. Interest expense decreased from $177,288 for 2001, to $0.00, however imputed interest expense increased to $30,721 in 2002 from $1,900 from demand loans from related parties. Additionally a significant interest expense has been accrued related to a Canada Customs and Revenue Agency ("CCRA") assessment of payroll taxes due on the Canadian subsidiary in fiscal year 2001. No loan interest expense was captured for the year ended December 31, 2002 as the subsidiary that incurred corresponding liabilities was sold on April 1, 2002; see Form 8-k filed August 20, 2002.

Loss per share and net loss.  CYOP ended the year with a net profit of $603,981 as a result of the gain booked on the sale of a subsidiary of $949,577. The net profit position is a gain of $0.02 per share compared to the net loss of ($751,136), a loss per share of ($0.03) for the year ended December 31, 2001.

Liquidity And Capital Resources

At September 30, 2003 CYOP had a working capital deficit of $(1,070,869) with the deficiency arising primarily from $786,561 in loans from directors, compared to a working capital deficit of  ($518,321) at September 30, 2002 to satisfy requirements for operations for the same period ending September 30, 2002. No assurances can be given that CYOP will successful in realizing sufficient funding to continue operations. While development of the CrediPlay system is complete and operational very little cash is available for the process of marketing and promoting the CrediPlay system and www.skillarcade.com the proprietary site.

Deterioration of funding sources for internet based businesses has continued into the calendar year 2003 creating financial stresses for CYOP. Operations have continued with funding from management, and the convertible debentures. We anticipate the funding will come from the standby equity distribution agreement and from loans from management.

CYOP's consolidated financial statements have been prepared on a continuing operation basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Management recognizes that CYOP must generate additional investment in a timely manner to maintain operations. CYOP plans to seek private placements of equity capital to fund its operations but has no commitments at date of this report for funding.

As of September 30, 2003, there were no material commitments for capital expenditures.

Capital Resources

Pursuant to the standby equity distribution agreement, CYOP may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund its working capital needs. The periodic sale of shares is known as an advance. CYOP may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time CYOP will deliver shares of common stock and Cornell Capital Partners will pay the advance amount, less the 4% retention. CYOP may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, CYOP may continue to request advances until Cornell Capital Partners has advanced $5.0 million or two years after the effective date of the registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $70,000 every 7 trading days.  The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock.

CYOP registered 137,500,000 shares of common stock in connection with the standby equity distribution agreement and upon conversion of the debentures. CYOP cannot predict the actual number of shares of common stock that will be issued pursuant to the standby equity distribution agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and CYOP has not determined the total amount of advances CYOP intends to draw.

Nonetheless, if CYOP issued all 100,000,000 shares of common stock at a recent price of $0.03 per share, then CYOP would receive gross proceeds of $3.0 million under the standby equity distribution agreement. This is $2.0 million less than is available under the standby equity distribution agreement. CYOP's stock price would have to rise substantially for us to have access to the full amount available under the standby equity distribution agreement. These shares would represent 39.8% of our outstanding common stock upon issuance. Accordingly, CYOP would need to register additional shares of common stock in order to fully utilize the $5.0 million available under the standby equity distribution agreement at the current price of $0.03 per share. At a recent price of $0.03 per share, CYOP would be required to issue 166,666,667 shares of common stock in order to fully utilize the $5.0 million available.

In January 2004, CYOP raised $125,000 of gross proceeds from the issuance of convertible debentures.  Cornell Capital Partners purchased these debentures.  These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date.  The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  At maturity, CYOP has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  The convertible debentures are secured by all of CYOP's assets.  CYOP has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed.  Upon such redemption, CYOP will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that are redeemed.

Consolidated Statement Of Cash Flows

For the nine months ended September 30, 2003, CYOP had a net increase in cash and cash equivalents of $102.  Of that total, CYOP used cash in operating activities of $224,219 and generated cash from financing activities of $224,322.  Cash used in operating activities consisted primarily of a net loss of $281,515 and increase in interest receivable of $67,500, which were partially offset by non-cash expenses of amortization and depreciation of $32,747, imputed interest of $50,351 and an increase in accounts payable and accrued liabilities o $60,598.  Cash from financing activities consisted of an increase in due from a director of $224,322.

Critical Accounting Policies

CYOP's consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, CYOP views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on CYOP's consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Our critical accounting policies are as follows: revenue recognition, determining functional currency for the purpose of consolidation; and valuation of long-lived assets.

Revenue Recognition.  CYOP derives revenue from online internet transaction platform maintenance. Revenues are recognized when players complete an on-line game. CYOP has no significant performance requirements, and, there are no material uncertainties regarding customer acceptance and collection of the network maintenance fee is deemed probable.

Foreign Currency Transactions.  CYOP and CYOP Barbados maintain their accounting records in their functional currency.  Foreign currency transactions are translated into their functional currency in the following manner.  At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

Long-Lived Assets Impairment.  Effective January 1, 2002, certain long-term assets of CYOP are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  If impairment is deemed to exist, the assets will be written down to fair value.  Prior to January 1, 2002, CYOP evaluated long-term assets of CYOP in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.  The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements.

Stock-Based Compensation.  CYOP has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation".  SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation.  CYOP accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51.  This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest.  The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary.  The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003.  CYOP has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties.  The review has not resulted in a determination that CYOP would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of CYOP.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 149 to have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the implementation of SFAS No. 150 to have a material impact on our consolidated financial statements.

DESCRIPTION OF BUSINESS

CYOP Systems develops and distributes financial transaction platforms.  Its first branded platform is CrediPlay.  CYOP licenses the software to gaming communities and portals to offer additional revenue sources through pay-for-play tournaments of skill and markets CYOP's proprietary site www.skillarcade.com.  A player's fee is charged every time a tournament or game is played.  This fee is disbursed to the game developer or publisher who owns the game being played, the server operator (portal) who runs the tournament and CYOP, the transaction processor. CYOP has 250 affiliate portals and has processed approximately 2.3 million transactions to date.

CYOP is defining the third phase of the Internet Revolution by developing high-demand content for consumers and businesses alike.  CrediPlay is an online financial transaction network supporting a community of online gamers who compete in skill games to win each other's money. CrediPlay allows gamers to play a game for a one-time fee, or pay-to-play in cash tournaments. One hundred percent automated, it registers players in tournaments, runs the tournaments and pays the winners instantly.  The basic model for business is based on charging a Network Maintenance Fee (NMF) for each game played over the Internet, including Puzzle, Trivia, Action Games, Strategy, Driving/Racing and Adventure/Role Play games.  The player opens an account on-line using any number of merchant processors, including Paypal and Visa, so that he or she may register with, and gain access to any pay-for-play tournament of skill.  After registering, the individual player may then enter into a tournament pool, out of which the winner(s) are paid from 100% of the entry fees.  By structuring the software in this way, CrediPlay has differentiated itself from the I-gambling industry, as its software is neither based on chance nor accepts third party betting and therefore is in compliance with the existing laws of most Internet rich jurisdictions in the United States and Canada.

We believe that collecting and processing fees through financial institutions and disbursing funds through a revenue sharing model to vertical channel partners in this manner creates market opportunity through revenue sharing and reducing upfront investment costs in a vertically integrated marketing channel.

CYOP also owns and operates a proprietary gaming community, www.skillarcade.com, which was launched in the beginning of September 2002.  SkillArcade.com is an online games destination where people play popular skill-based games against other players and compete in tournaments to win real money prizes. The ultimate goal is to be recognized as the number one pay-for-play Gaming site on the Internet, which we believe will:

  Establish Brand Recognition in targeted audience areas

  Direct and generate traffic to the site

  Build a database of players

  Convert traffic into Accounts.

  Build a positive reputation in the gaming market

  Retain Clients and Establish Loyal client base

  Drive Corporate revenues

Network Maintenance Fees - The Source Of Revenue

Gamers wishing to compete in tournaments of skill for money are charged a network maintenance fee ("NMF") each time they access a "pay-for-play" tournament.  Using CrediPlay, the network maintenance fee is split between CYOP, game developers and game server operators.  Tournaments may only last ten minutes.

Network Maintenance Fees are negotiated and preset among the members of the supply chain.  Game developers, publishers, server operators and CYOP agree on fees and percentages of fees in advance, which are separate from the Tournament Entrance Fee.  The Network Maintenance Fee does not change in proportion to the tournament prize money.

This business model is predicated on licensing the software to online communities, wireless networks and portals with high traffic bases.  Games are either built in-house or licensed from developers and publishers.   A player's fee is charged every time a tournament is played.  This fee is disbursed to the game developer or publisher who owns the game being played, the server operator (portal) who runs the tournament and CYOP, the transaction processor.  CYOP also licenses gaming software on a straight annual fee basis, and does not pay a percentage to these types of game developers.

Pay-For-Play Tournaments Of Skill

A tournament of skill is where competitors play a series of skill games where eventually one person or team is the victor. A pay-for-play tournament is where competitors pay fees to enter the tournament and a prize is awarded to the victor.

CrediPlay allows online gaming server operators to organize and run pay-for-play tournaments of skill.  Competitors pay a Tournament Entrance Fee.  It creates a prize pool, which is disbursed to the winners.  A Network Maintenance Fee is paid by the competitors to cover the costs of tournaments, much like a green's fee for a golf tournament.  The Network Maintenance Fee is portioned to the server operators, the game developer / publisher and CYOP.  The Network Maintenance Fee is how vertical channel members generate revenue.

Pay-for-play tournaments of skill are an incentive-based product.  Online gamers pay fees and participate for the competitive spirit and the goal of winning prize money.  It is a highly motivating marketing strategy for online communities and portals.  It introduces a new revenue model for the online gaming industry.

Tournaments generally run no longer than five minutes and involve five people on average.  Thousands of tournaments can be played per day depending on the number of users on the system.  The systems have been load balanced to allow for 1000 tournaments per second on a single server with each tournament having approximately 5 contestants.

Network Maintenance Fees collected through the play of tournaments are divided among the game developer / publisher who owns the game played, the server operator (portal) who runs the tournament, and CYOP.  The game developer / publisher receives a percentage (where the game has not been developed by CYOP), the server operator receives a percentage and CYOP receives the remaining percentage.  At the end of each month respective payments are made.

If a gamer wishes to withdraw the funds, he or she posts a withdraw notice and a check is sent to the gamers' listed address or the merchant processor (Paypal or Visa account) is credited back.

The advantages to the CREDIPLAY credit system are:

  Gamers prepay to open and use accounts in advance of purchases.

  Using a Crediplay account reduces the cost of merchant transactions on credit cards.

  CYOP can track fraudulent transactions through transaction reports and easily debit and credit gaming credits to the appropriate accounts.

A pay-for-play tournament of skill is not gambling.  CrediPlay's software is based on the individual player's skill and knowledge, while most games of chance on the Internet are based on algorithms.  Several sets of criteria are introduced that make Skill-Bingo, for example, a competitive game played in tournaments or head to head, where skill, knowledge or a combination of both determines the winning outcome. The following are used to allow for competition between players:

  Hand-eye coordination

  Reaction time

  Dexterity

  Spatial memory

  Long-term memory

  Pattern recognition

  Organizational skills

  Strategic planning

  Game play knowledge, general knowledge and intelligence

Legality

To ensure that CYOP is running games of skill and not gambling, determinations have been made by gaming experts and legal counsel to insure that games and software meet regulatory requirements.

Games of skill are not ‘wagering' against the house for a prize.  For example, we believe that our model more closely resembles four buddies playing golf. One pays a green fee to play on the course.  One then decides to play skins for money. The golf course takes no part in that, and is therefore in compliance with most legal jurisdictions with respect to the legality of ‘Skill Based Gaming'.

We are unaware of any existing or probable government regulations, which would have an adverse affect on the implementation of our current business plan.  We are relying on American and Canadian legal opinions to ensure that our business falls within current government regulations in those jurisdictions.

CYOP does not profit from the size of a player's wager on his or her own skills. In fact, players don't ‘wager' at all, they simply decide how much of a tournament entry into the pool they are willing to pay. CYOP also does not profit from the size of the cash prize pool, nor does it profit if one player wins over another specific player.

Even adhering to such a rigorous process doesn't guarantee that every government everywhere will view pay-for-play tournaments as legal. The reality is that different governments have different ways of classifying games of skill and chance. For example, backgammon is a game of skill in the UK, but a game of chance in the USA. All of the information CYOP has gathered regarding a game enables CYOP to work with these various governments and comply with their laws. If a government or jurisdiction informs CYOP that their laws do not allow CYOP to run particular game tournaments, CYOP has the capability to not allow competitors in that specific jurisdiction to play tournament games.  Finally, the Terms and Conditions clearly state that members may not use any of CYOP's sites or services if these violate the laws, statutes, ordinances, or regulations of that person's geographic location.

Our network is organized to generate three core revenue streams: membership fees, pay-for-play network maintenance fees, and credit card processing fees.  The CrediPlay network is operational.  To date, a minimal amount of money has been spent marketing our products and services.  Accordingly, traffic to our site has been limited.

Non-Competitive Strategy

We are committed to the Linux open source movement, which allows our members to share and contribute to the development of games.  Our members will have access to all information surrounding game development and game hosting.  All resources are available to members except the technology behind our processing network.

We allow members to use our technology to become pay-for-play game developers and game server operators.  We believe that this open source strategy creates new business and integrates and binds members to our transaction network.

We developed the CrediPlay network as a new playing field for the growing number of people playing games on-line.

Distribution Methods Of Our Products And Services

Game And Information Portals

North America And English Speaking Countries

The dominant gaming portals are located in North America and are in the English language. They include GameSpy, MSN Game Zone, Yahoo! Games, Lycos Games, and Pogo (Electronic Arts).  Stung by the overall advertising crunch that has shut down many content sites, operators of free game sites are scrambling for ways to make a consistent profit.  We believe that  the portals that survive will be those that form both short and long-term alliances with other content and service providers, so they can offer new revenue-generating services such as e-commerce, subscription fees, placement fees, and premium content.

We have dedicated sales and business development personnel in Vancouver who market our systems through outbound sales tactics. Those are our primary targets.

CYOP's intent is to partner with portals and to license to third parties in this market place because:

  Existing traffic - these types of sites are well established and they aggressively market themselves to keep their unique and returning visitor numbers high.

  Existing databases - these sites have developed large databases of members with sophisticated information.

  Software built in English - CrediPlay has been designed in English, so integration is immediate.

  Proximity for business development.

  Instant revenues - CYOP does not have to spend great amount of resources marketing.

  The portals need new revenue sources.

Asia/Europe

Most of the up and coming markets outside the English-speaking world are not even online yet, but they are coming online. By making the effort to address non-English speaking markets now, CYOP believes it can establish a competitive advantage over competitors who arrive later on. Although the U.S. accounts for the most of the world's Internet usage by a single country, analysts at Bear Stearns believe that international markets currently hold the strongest growth opportunities for I-gaming; especially the emerging Asian "Digital Dragons."

The opportunity to develop a gaming portal exists in the emerging markets of Asia and Europe.  Marketing to these relatively under-developed areas of the e-commerce world costs a fragment of the same in North America.  China, Taiwan and Korea are being made a priority as they have a high proportion of gamers, strong Internet growth and readily disposable income.  The largest Internet market in Europe is Germany at present, and it is expected to continue its domination in e-commerce.

CYOP plans to partner with companies in each market, and to localize its proprietary portal and systems into respective languages.  The Partner companies will be expected to handle local issues and drive marketing efforts.   A summation of why CYOP intends to build global portals is as follows:

  Higher share of Network Maintenance Fees through JV agreements.

  First in Market - North America is approximately two to five years ahead of the rest of the Internet world, and we believe there exists an opportunity for start-up ventures.

  Relative ease and low cost of marketing - as compared to the Americas.

  Long-term revenues -We belive that  future growth in the industry will be driven by extra-American countries.

Our product of providing on-line access to pay-for-play video gaming is not distributed in the conventional sense.  Rather, video gamers log on to our Internet site and register at one of the membership levels to enter play.  We expect that news of our unique site and pay-for-play concept will spread quickly through the on-line gaming community.  We also propose to advertise at venues such as the computer game developers conference, electronic entertainment exposition and various on-line traditional video game sites.  Word of mouth and our targeted marketing plan will effectively be the way our product is distributed.

The video game industry can be segregated into three main technology areas: game developers, platform developers, and game server operators.  Game developers create games to be played on different platforms such as those developed by Sony, Sega and Nintendo, on personal computers or on arcade machines.  With the introduction of the Internet, games are now hosted on servers where players from around the world log in and play.

Internet-enabled consoles are ushering in a new generation of interactive gaming with technology that utilizes the Internet to create new dimensions in interactive gaming and which we believe will transform the entertainment industry.  The report outlines three evolutionary changes in technology that will create pervasive gaming:

  Platforms will connect to the Internet and control TVs.

  Pipes will deliver content at the speed of Broadband.

  People will seamlessly switch from playing games to watching TV.

We believe that these changes will force new business models within the industry such as subscription and pay-per-use revenue streams. We also believe that advertising revenue will  increase as interactive media advances technologically.

Target Market

The myth that most gamers are children also seems to defy the changing gaming demographics. In reality, nearly 75% of PC gamers are adults, with only 30% being under the age of 18.  The Forrester Report indicates that 25% of the on-line population plays games on-line, 49% are women and 51% are men, and they have a median age of 39.  On-line gamers generate an average yearly income of $49,000 US/year and play an average of 13 hours/week.

Industry Players

Console Developers

The video game industry has some giants that are a dominant force in the marketplace.  Sega, Sony, Microsoft and Nintendo dominate the game platform market.

Publishers/Game Developers

Electronic Arts, headquartered in Redwood City, California, is the world's leading interactive entertainment software company.  Electronic Arts develops, publishes and distributes software worldwide for personal computers and video game systems such as the PlayStation® and Nintendo® 64.

Blizzard Entertainment® is a premier publisher of entertainment software.  Since establishing the Blizzard label in 1994, Blizzard has quickly become one of the most popular and well-respected makers of computer games.  With blockbuster hits including the Warcraft ® series, the Diablo series, and StarCraft, Blizzard has enjoyed back-to-back number-one selling games, as well as consecutive Game of the Year awards.  Blizzard Entertainment operates a free online game service, Battle.net®, the largest in the world with millions of active users.

As a known leader in the industry and one of the world's leading developers of best selling software, id Software has forged frenetic titles such as Wolfenstein 3-D, DOOM, DOOM II, QUAKE, and QUAKE II.  With intense graphics and adventure, id creates frenzied demands worldwide and continues to break retail and shareware sales records.  id has proven itself to be genius at more than just software development.  Using non-traditional means of product distribution, shareware channels, online services, and the Internet. id has helped to create a new way to market computer games.  id's titles have become cultural phenomenon's inspiring other developers, while spawning mainstream licensing agreements for movie and book series. id games have been featured on prime time TV shows such as Friends and ER and in the movies The Net, Congo and Gross Point Blank.

Game Server Operators

On-line, multi-player games allow for the game player to link to game servers hosting the game.  These game servers constitute any corporation or anyone with a server that wishes to host a game.  Game server operators have not had a revenue generating model beyond providing a web portal where game players can log on and search for different games being hosted.

Professional (For Money) Video Game Leagues

Professional video gaming is a new concept that is gaining momentum within the video game industry. Two organizations have evolved to cultivate this new trend.

The Cyberathlete Professional League (CPL) was founded on June 26, 1997.  The CPL is a computer gamer's league attempting to transform computer game competitions into a professional sport.  The CPL sets up physical local area network tournaments and receives sponsorship financing.  Through its various sponsors, the CPL awards tournament winners as much as $150,000 in cash prizes.  The CPL events feature: professional computer game tournaments, large spectator arenas, amateur local area network competitions, hardware and software exhibitions and occasionally a variety of workshops.

Online Athletes (OLA) is member-based professional game league.  Members are charged a $25/year membership fee, which gives them a registered server.  The league monitors play and distributes cheques to top players each week based on performance.

CYOP Systems And The Video Game Industry

We belive that CYOP Systems is positioning itself as an asset to all industry players through its integrated transaction technology.  The Bloodmoney Universe is a complete entertainment network where game players can access and play their favorite games for real money distributed to them via their electronic accounts.

Game console developers are creating web browser capabilities within their next generation systems that will enable players to connect to the CrediPlay network.

Transaction technology within the CrediPlay network creates a means by which game developers can create pay-for-play versions of their games.  Developers can utilize the CrediPlay network to market and promote their games.

CYOP Systems has created a new business model for game server operators.  By simply utilizing the CrediPlay network, games from their server, can host pay-for-play video games, generating a significant additional source of revenue.

Professional game leagues are limited to physical tournament settings or reliance on sponsorships for financing.  The CrediPlay network creates a 24-hour market of interactive video gaming where players enter tournaments through their own financial accounts.

Management is aware of www.worldwinner.com and www.skilljam.com as the only other companies, which offers pay for play video gaming with the capacity to credit players in real time.  It is likely we will receive competition from other companies offering online pay for play video gaming. These competitors may utilize future off the shelf software systems or custom designed pay for play video software.  Our business model is designed to provide financial incentives for game developers and server operators who may otherwise compete against our Company.

How We Plan To Expand Our Business Model

CYOP is capitalizing on its experience in the On-Line Gaming Industry by leveraging its experience and contacts.  With the ability to integrate with popular online games like Bingo, CYOP has the opportunity to gain acceptance by licensing its software to the mainstream Internet Portals and Games Sites as a viable on going alternative to advertising and subscription-based revenues

Portals such as Bingo.com have been depending on the Internet Advertising model as their sole source of revenues with moderate success. We believe that the addition of the <Pay-for-Play> model allows these portals to further capitalize on their existing database; a demographic of repeat game players.  The ease of integration allows companies to add to their core business without any software development costs or expensive downtime. One hundred percent automated, the system registers players in tournaments, runs the tournaments and pays the winners instantly.

MANAGEMENT

Our directors and officers are as follow:

Name and Address	Age	Position

Mitch White	42	Chief Executive Officer and Chairman of the Board of Directors

Patrick Smyth	36	President

Gordon A. Samson	45	Chief Financial Officer and Director

Norman MacKinnon	61	Director

Below are biographies of our executive officers as of December 31, 2003:

Mitch White, Chairman and CEO, Vancouver, B.C., Canada.  Mr. White was appointed to his positions on February 14, 2001.  Mr. White devotes his time on an as needed basis, which he expects to be approximately 120 hours per month.  Mr. White is a director and officer of CYOP Systems International Inc.

From March, 1995 to June, 1998, Mr. Mitch White held the position of Chairman of the Board of Directors of Starnet Systems International which is a publicly traded reporting company quoted on the NASD OTC Bulletin Board under the symbol "WGMGY" and on the AIM market in London, England.  Starnet Systems developed and implemented computer software designed to process online casino transactions in those jurisdictions in which online gaming is permitted.  From June 1998 until the present, Mr. White has been principally engaged in the founding, funding and development of Moshpit Entertainment and its pay for play electronic transactional platform.  Mr. White is also President of Caribbean Way.com, a Montreal, Canada based online travel and booking agency.  Mr. White possesses 15 years of experience in sales, marketing and management in the high technology and entertainment industries.

Patrick Smyth, President & Director, West Vancouver, B.C., Canada.  Mr. Smyth was appointed to his positions in October 2002 and devotes 50% of his time to CYOP. Mr. Smyth has had a number of years experience in the management of private and public companies. At CYOP, he is responsible for Business Development, Global Growth Strategies, Investor Relations, Public Relations, and Communications. Prior to joining CYOP, he was the President of NextLevel.com Inc.; a digital marketing company specializing in new media, celebrity web-property management, and online streaming. In 1999 he founded and was President of Wiremix Media Inc.; a successful advertising and marketing agency specializing in online gaming and e-commerce. Prior to that, Mr. Smyth has worked with a number of companies including Starnet Communications International (OTC:WGMGY.OB), Global Media (NAS:GLMC), 3LOG Systems, Swan Trading International Incorporated, International PBX Ventures Inc. (CDNX:IVU.V), Integral Technologies Incorporated (OTC:ITKG.OB), Elephant & Castle Corp. (OTC:PUBS), Tricon Commodities, Acheiva Development Corporation (CDNX:AHE.V), and Tsawwassen Recreation Resort Limited.  He is also an advisor to the IGDA (International Gaming Developers Association) 2003 Online Gaming White Paper and has authored a number of articles on Online Gaming.

Gordon A. Samson, CFO & Director, Vancouver, B.C., Canada.  Mr. Samson was appointed to his positions in October 2002.  Mr. Samson devotes 50% of his time to CYOP and his experience includes a number of years with Canada Customs and Revenue Agency ("CCRA") (formerly Revenue Canada), as a Senior Banker with a major Canadian institution, as an Accounting Manager with a regional, full service brokerage house and as a Chief Financial Officer Consultant to public companies.  Mr. Samson, a Certified General Accountant ("CGA"), is also CYOP's Chief Financial Officer. Mr. Samson has a background in technology firms and is also a director and officer of Data Fortress Systems Group Ltd. a dually listed company quoted on the TSX Venture Exchange ("TSX"), trading under the symbol DFG and quoted on the OTC BB under the symbol DFGRF.

Norman MacKinnon, Director, Vancouver, B.C., Canada.  Mr. MacKinnon was appointed to his position as an independent Director in October 2002. Mr. MacKinnon founded his own accounting firm and has been engaged in private practice providing chartered accountant services for the past fifteen years. Mr. MacKinnon served his articles with Peat, Marwick, Mitchell (now "KPMG). He has extensive experience involving numerous private and public companies, generally in the financial and taxation areas of practice, and has served on the board of directors of numerous public companies trading on the TSX. During 1982 to 1984, Mr. MacKinnon served as the chief financial officer of a television production syndicated company, Century II Productions, Inc. During 1968 to 1972, Mr. MacKinnon served as the chief executive officer of Imaginaction International, Ltd., a venture capital company.  Mr. MacKinnon also served Seven years as a Director of Crime Stoppers- Greater Vancouver. Mr. MacKinnon is a disinterested member of the Audit Committee.

There are no family relationships among directors, executive officers or persons nominated to become directors of executive officers.

Director Compensation

Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific Bingo business meetings. Option grants to directors are at the discretion of the Board of Directors. Compensation received by officers, directors, and management personnel will be determined from time to time by our Board of Directors.

Committees of the Board of Directors

Messrs. Samson and MacKinnon serve on CYOP's audit committee.  The audit committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls.

Executive Compensation

Summary Compensation Table. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2003, 2002 and 2001. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

	Annual Compensation				Long-Term Compensation
Name & Principal Position	Year	Salary	Bonus	Other Accrued Compensation	Restricted Stock Awards in US$	Options/SARs	LTIP Payouts	All Other Compensation

Mitch White	2003	--	--	--	--	--	--	--
	2002	--	--	--	--	--	--	--
	2001	--	--	--	--	--	--	--

Gordon Samson	2003	--	--	--	--	--	--	--
	2002	--	--	--	--	--	--	--
	2001	--	--	--	--	--	--	--

Employment Agreements

In January 2003, CYOP entered into management contracts with Messrs. White and Samson.  Each contract can be terminated upon one year's prior written notice unless there is a change of control.  If a change of control occurs, then each contract can be terminated only after two years following such change of control.  The following table describes the annual compensation provided under each contract.  All compensation in 2003 has been deferred.  CYOP will accrue compensation effective as of January 1, 2004.

Name:	Base Compensation:	Bonus Compensation:
Mitch White	$120,000	Up to 120% of base compensation
Gordon Samson	$120,000	Up to 120% of base compensation

If each employee is terminated other than for cause or disability or in violation of the change of control, then each employee shall be entitled to be paid 200% of such employee's base compensation, plus 200% of such employee's annual incentive bonus.

In January 2003, CYOP entered into an employment contract with Mr. Smyth.  The contract provides that Mr. Smyth with be employed by CYOP as President.  The contract may be terminated by CYOP upon 30 days' notice.  Mr. Smyth is paid an annual salary of $60,000 per year.  Mr. Smyth is required to devote 25 hours per week to CYOP's business and affairs.

Options

CYOP does not maintain a stock option plan and does not have any options outstanding.

DESCRIPTION OF PROPERTY

At December 31, 2002 we maintained an office at Suite 406, 1040 Hamilton Street, Vancouver, British Columbia, Canada.  This is leased office space of approximately 3,500 square feet, which houses our current operations.  Monthly lease payments on this office space are $6,000.  These facilities are fully utilized and are adequate for our needs for the next 12 months. In April 2003 we moved to a much smaller space sharing with another company at no cost. This office is located at 225-425 Carrall Street, Vancouver, British Columbia, Canada. All our infrastructure and equipment is located in the Westin Building in Seattle, Washington on a co-location agreement for $1,500 per month.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings. Management is not aware of any legal proceedings proposed to be initiated against CYOP.

PRINCIPAL STOCKHOLDERS

The following table contains information about the beneficial ownership of our common stock as of February 10, 2004 for:

(i)

each person who beneficially owns more than five percent of our common stock;

(ii)

each of our directors;

(iii)

the named executive officers; and

(iv)

all directors and executive officers as a group.

		Common Stock Beneficially Owned
Name/Address	Title of Class	Amount	Percentage (1)
Mitch White	Common Stock	22,500,000(2)	14.9%
406-1040 Hamilton Street
Vancouver, B.C. V6V 2R9

Patrick Smyth	Common Stock	0	0.0%
1040 Hamilton Street, Suite 406
Vancouver, B.C. V6V 2R9

Gordon A. Samson	Common Stock	0	0.0%
1040 Hamilton Street, Suite 406
Vancouver, B.C. V6V 2R9

Norman MacKinnon	Common Stock	0	0.0%
1040 Hamilton Street, Suite 406
Vancouver, B.C. V6V 2R9

Officers and directors as a group		22,500,000	14.9%

Pacific Rim Consulting	Common Stock	49,100,000	32.5%
3076 Sir Francis Drake Hwy
Box 3463 Road Town
Tortola, BVI

Lancaster Estate Trust(3)	Common Stock	7,500,000	5.0%
Beckwith Mall, Suite 29 - 1st Floor
Lower Broad Street
Bridgetown, Barbados

_______________

*

Less than one percent.

(1)

Applicable percentage of ownership is based on 150,998,160 shares of common stock outstanding as of February 10, 2004, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 10, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Of that total, Mr. White is the indirect beneficial owner of 20,000,000 shares of common stock through Greenday Inc.

(3)

Mr. Richard Gallo is the potential recipient of 7,500,000 shares held by the Lancaster Estate Trust in the event of a distribution of property by that trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 1, 1999, our former Chief Executive Officer and director, Mr. Keith Ebert, received 11,250,000 (adjusted for the 5-for-1 stock split) shares of our common stock valued at $0.001 per share ($2,250.00) in consideration for his services in helping to set up our company and for managing our operations.

On November 3, 2000 we acquired 100% of the issued and outstanding common shares of CYOP Systems Inc.  The former shareholders of CYOP Systems Inc. now collectively own 45,000,000 of our 150,998,160 (adjusted for the 5-for-1 stock split) issued common shares or 31.6% of our company.  Certain of the former shareholders of CYOP Systems Inc. are independently managed trusts.  The following individuals are potential beneficiaries of the trusts in the event of a distribution of property (all of which have been adjusted for the 5-for-1 stock split):

Name of Former CYOP Systems Inc. Shareholder	Number of CYOP Systems Inc. Shares Formerly Held	Number of CYOP Systems International Incorporated Shares Received	Name of Potential Beneficial Owner
Greenday Inc.	40,000,000	20,000,000	Mitch White
Andrea Carley	5,000,000	2,500,000	Andrea Carley
Mitch White	5,000,000	2,500,000	Mitch White
Caska Trust	12,500,000	6,250,000	Stephen White
Jazzco Trust	12,500,000	6,250,000	Bill Shreeve
Lancaster Estate Trust	15,000,000	7,500,000	Richard Gallo

Our Chairman and Chief Executive Officer, Mr. Mitch White, has been the primary source of funding.   As of the date of this registration statement, Mr. White has directly advanced total proceeds of US$869,393. These loans are not secured by any of the assets of our company or its subsidiaries.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

CYOP's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYOP". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years.

	HIGH BID	LOW BID
2003
Quarter Ended March 31, 2003	$0.07	$0.01
Quarter Ended June 30, 2003	$001	$0.01
Quarter Ended September 30, 2003	$0.07	$0.01
Quarter Ended December 31, 2003	$0.10	$0.03
2002
Quarter Ended March 31, 2002	$0.08	$0.01
Quarter Ended June 30, 2002	$0.02	$0.01
Quarter Ended September 30, 2002	$0.08	$0.01
Quarter Ended December 31, 2002	$0.15	$0.03

Holders Of Common Equity

At February 13, 2004 there were approximately 114 registered shareholders holding 150,998,160 of record of our issued common shares.

Dividends

CYOP has never paid any dividends on its capital stock. CYOP currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

Recent Sales Of Unregistered Securities

Since January 1, 2001, CYOP sold the following securities without registering under the Securities Act of 1933:

In January 2001, CYOP sold 148,500 shares of common stock for total consideration of $29,700 to accredited investors.

In February 2001, CYOP sold 65,000 shares of common stock for total consideration of $18,200 to accredited investors.

In March 2001, CYOP sold 15,000 shares of common stock for total consideration of $3,000 to accredited investors.

In April 2001, CYOP sold 56,500 shares of common stock for total consideration of $11,300 to accredited investors.

In March 2002, CYOP issued 173,535 shares of common stock for services valued at $34,707.

In September 2003, CYOP issued 600,000 shares of common stock for capital equipment valued at $36,000.

In September 2003, CYOP affected a 5-for-1 stock split pursuant to which CYOP issued four additional shares of common stock for each share outstanding as of September 26, 2003.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding CYOP so as to make an informed investment decision. More specifically, CYOP had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in CYOP's securities.

DESCRIPTION OF SECURITIES

General

CYOP's authorized capital consists of 500,000,000 shares of common stock, par value $0.00002 per share. At February 10, 2004, there were 150,998,160 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to CYOP's capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to CYOP's Articles of Incorporation and By-Laws and the Nevada law.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is CYOP's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Stock Split

In September 2003, CYOP affected a 5-for-1 stock split pursuant to which CYOP issued four additional shares of common stock for each share outstanding as of September 26, 2003.

Transfer Agent

Our transfer agent is The Nevada Agency and Trust Company of Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada, 89501.

Limitation Of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of CYOP to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of CYOP. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CYOP pursuant to the foregoing, or otherwise, CYOP has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized and Unissued Stock. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CYOP that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with CYOP' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2002 and 2001 included in the Prospectus have been audited by Moore Stephens Ellis Foster Ltd., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding CYOP's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

CYOP SYSTEMS INTERNATIONAL

INCORPORATED & SUBSIDIARIES

Consolidated Financial Statements

(Expressed in U.S. Dollars)

September 30, 2003

(Unaudited)

Index

Consolidated Balance Sheets
Consolidated Statement of Stockholders' Deficiency
Consolidated Statements of Income
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Balance Sheets
(Unaudited)
(Expressed in U.S. Dollars)
	September 30		December 31
	2003		2002

ASSETS
Current
Cash and cash equivalents		$4,355		$4,253
Interest receivable related party (Note 6)		157,500		90,000
Prepaid expenses and deposit	-	1,538	-	-
Total current assets		163,394		94.253
Note receivable related party (Note 6)		1,590,272		1,585,034
Intellectual property (Note 4)		93,978		115,665
Fixed assets (Note 3)	-	83,893	-	58,953

Total assets		$1,931,537		$1,853,905

LIABILITIES
Current
Demand loans related party (Note 5a)		$786,561		$562,238
Accounts payable and accrued liabilities		208,077		147,480
Player funds on deposit		26,900		36,783
Short-term loan (Note 5b)	-	212,725	-	212,725
Total current liabilities		1,234,263		959,226
Deferred revenue (Note 6)	-	2,196,311	-	2,198,552

Total Liabilities	-	3,430,574	-	3,157,778

Nature and continuance of operations (Note 1)

STOCKHOLDERS' (DEFICIENCY)
Share capital
Authorized:
500,000,000 shares of common stock with a par value of $0.00002 per share
Issued, allotted and outstanding:
142,973,410 shares of common stock		2,860		2,848
Additional paid-in capital		370,889		284,551
Accumulated other comprehensive income		-		-
Deficit accumulated	-	(1,872,786)	-	(1,591,272)
Total stockholders' (deficiency)	-	(1,499,037)	-	(1,303,873)
Total liabilities and stockholders' (deficiency)		$1,931,537		$1,853,905

The accompanying notes are an integral part of these financial statements.

F-2

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statement of Stockholders' Deficiency
Nine Months Ended September 30, 2003
(Unaudited)
(Expressed in U.S. Dollars)

				Compre-		Total
			Additional	hensive		Stock-
	Common stock		paid-in	income	Deficit	holders'
	Shares	Amount	capital	(loss)	accumulated	(deficiency)

Balance, December 31, 2002	142,373,410	$ 2,848	$ 284,551		$ (1,591,271)	$ (1,303,872)

Imputed interest on loan due to a related party	-	-	50,350			50,350

Shares issued for capital equipment at $0.06 Per share on September 30, 2003	600,000	12	35,988			36,000

Comprehensive income - net income for the period	-	-	-	(281,515)	(281,515)	(281,515)

				$(281,515)

Balance, September 30, 2003	142,973,410	14,297	370,889		(1,872,786)	(1,499,037)

The accompanying notes are an integral part of these financial statements.

F-3

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES

Consolidated Statements of Income
(Unaudited)
(Expressed in U.S. Dollars)
	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2003	2002	2003	2002
Revenue
License fees	-	-	-	240,000
Service fees	4,030	4,693	23,656	82,544
Sale - Crediplay - related party (Note 6)	350	-	2,241	-
Ad sales	-	29,666	-	138,234
Banking fees	86	-	951	-
	4,466	34,359	26,848	460,778
Cost of sales	36,860	48,157	120,844	269,556
Charge-backs	842		842
Gross profit (loss)	(33,236)	(13,798)	(94,838)	191,222

Advertising and promotion expenses	(1,522)	(24,772)	(78,330)	(40,199)
Commissions	-	(11,464)	-	(36,169)
Software development costs	-	-	-	(94,368)
Gain on disposal of a subsidiary	-	-	-	1,017,262
General and administrative expenses
Accounting and audit	(4,990)	(5,073)	(635)	(23,518)
Amortization of intangible assets	(7,229)	-	(21,687)
Automobile	-	(11,000)	-	(20,398)
Bad debt	-	-	(12,189)	-
Bank charges and interest	(348)	(8,973)	(1,649)	(30,625)
Contractors and consultants fees	-	-	(32,700)	-
Depreciation of fixed assets	(3,480)	(5,167)	(11,060)	(16,794)
Filing fees	(300)	-	(4,354)
Foreign exchange (gain) loss	-	(12,007)	(66)	(10,274)
Hosting fees	-	(44,947)		(89,894)
Imputed interest expense - related party	(18,262)		(50,351)
Legal and other professional fees	(817)	(1,929)	(11,700)	(2,799)
Office and miscellaneous	(41)	(13,053)	(3,164)	(13,876)
Press Release expense	(274)	-	(274)	-
Rent	(487)	(14,678)	(8,599)	(28,801)
Salaries and benefits	-	-		(34,599)
Telephone and bandwidth	(7,048)	(12,547)	(20,383)	(21,617)
Travel	(90)	(345)	(2,274)	(345)
	(44,888)	(165,955)	(259,415)	552,986
Operating income (loss)	(78,124)	$ (179,753)	(354,253)	$ 744,208
Other income (loss)
Interest income related party	22,500	44,947	72,738	89,894
Net income (loss) for the period	(55,624)	(134,806)	(281,515)	834,102
Earnings (loss) per share - basic and diluted	(0.00)	(0.00)	(0.00)	0.01
Weighted average number of	142,973,410	142,199,875	142,973,410	142,199,875

The accompanying notes are an integral part of these financial statements.

F-4

CYOP SYSTEMS INTERNATIONAL INCORPORATED
& SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(Expressed in U.S. Dollars)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2003	2002	2003	2002
Cash flows from (used in) operating activities
Net (loss) income for the year	(55,624)	(134,806)	(281,515)	834,102
Adjustments to reconcile net loss to net cash
Used in operating activities:
- amortization of intangible assets	7.229	-	21,687	-
- depreciation of fixed assets	3,480	5,167	11,060	26,581
- imputed interest on related party loan	18,262	-	50,351	2,500
Changes in assets and liabilities:
- accounts receivable	-	(3,829)	-	150,923
- accounts payable and accrued liabilities	30,320	31,207	60,598	(425,513)
- deferred revenue	(350)	-	(2,241)	-
- interest receivable	(22,500)	-	(67,500)	-
- loan receivable	-	(5,375)	-	(458,051)
- note receivable related party	-	-	(5,238)	-
- prepaid expenses	(1,538)	-	(1,538)	49,191
- player funds on deposit	(1,673)	32,017	(9,883)	32,017
- payroll deductions payable	-	-		(359,245)
	(22,394)	(75,619)	(224,219)	(147,495)
Cash flows used in investing activities
Increase in demand loan receivable	-	101,108	-	98,301
Disposal of fixed assets	-	-		125,766
	-	101,108	-	65,767
Cash flows from financing activities
Proceeds of investor deposit	-	-	-	-
Increase in due from a director	20,809	(26,000)	224,322	102,967
Proceeds from demand loans		-	-
	20,809	(26,000)	224,322	102,967
Foreign exchange gain (loss) on cash held in
foreign currency	-	1,250	-	1,250

Increase (decrease) in cash and cash equivalents	(1,584)	(509)	102	21,239

Cash, beginning of period	5,939	4,997	4,253	(16,752)

Cash (deficiency), end of period	$4,355	$5,737	$4,355	$5,737
Cash represented by:
Cash	$1,422	$1,287	$1,422	$1,287
Cash with processors	2,933	4,450	2,933	4,450
	$4,355	$5,737	$4,355	$5,737

The accompanying notes are an integral part of these financial statements.

F-5

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

1.

Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in the name of Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada.  The Company changed its name to CYOP Systems International Incorporated on October 30, 2000.  On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados ("CYOP Barbados"). This transaction was accounted for as a reverse acquisition recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada ("Moshpit"), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director.

The Company, and its subsidiary, is a provider of multimedia transactional technology solutions and services for the entertainment industry.   The Company's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants.  These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management's plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2.

Significant Accounting Policies

(a)

Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its subsidiary CYOP Barbados. Significant inter-company accounts and transactions have been eliminated.

F-6

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(b)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results may differ from those estimates.

(c)

Cash Equivalents

Cash equivalents usually consist of highly liquid investments, which are readily convertible into cash with maturity of three months or less when purchased.

(d)

Fixed Assets

Fixed assets are recorded at historical cost.  Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	100% declining-balance basis
Office furniture and equipment	20% declining-balance basis
Leasehold improvements	20% straight-line basis

(e)

Revenue recognition

The Company derives revenue from online internet transaction platform maintenance. Revenues are recognized when players complete an on-line game. The Company has no significant performance requirements, and, there are no material uncertainties regarding customer acceptance and collection of the network maintenance fee is deemed probable.

(f)

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(g)

Advertising and Promotion

The Company expenses advertising and promotion costs as incurred.  Total advertising and promotion costs charged to expenses for the period ended September 30, 2003 amounted to $78,330 (2002 - $40,199).

F-7

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(h)

Foreign Currency Transactions

The Company and CYOP Barbados maintain their accounting records in their functional currency.  Foreign currency transactions are translated into their functional currency in the following manner.

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

(i)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

(j)

Long-Lived Assets Impairment

Effective January 1, 2002, certain long-term assets of the Company are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  If impairment is deemed to exist, the assets will be written down to fair value.  Prior to January 1, 2002, the Company evaluated long-term assets of the Company in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.  The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements.

F-8

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(k)

Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management's expectations.   The Company places its cash in high credit quality financial institutions.  The Company does not require collateral or other security to support financial instruments subject to credit risk.

(l)

Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board ("FASB") issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

As at September 30, 2003, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

(m)

Net Income (Loss) Per Share

Basic net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Diluted income (loss) per share is equal to the basic income (loss) per share as the stock options to acquire 125,000 common shares that are outstanding at September 30, 2003 are not dilutive.

F-9

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(o)

Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation".  SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation.  The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

(p)

New Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51.  This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest.  The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary.  The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003.  The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties.  The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 149 to have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the implementation of SFAS No. 150 to have a material impact on our consolidated financial statements.

F-10

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

3.

Fixed assets

	September 30, 2003
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$21,558	$10,861	$10,697
Computer hardware	96,864	27,144	69,720
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	5,751	3,476
Total

	December 31, 2002
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,558	$ 9,081	$ 12,477
Computer hardware	60,864	18,259	42,605
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	5,356	3,871
Total	$ 130,737	$ 35,784	$ 58,953

For the period ended September 30, 2003, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $11,060.

4.

Intangible Assets

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director) was terminated. As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in:

(a)

the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

(b)

the Skill-Bingo game software

(c)

the website located at http://www.bigrbingo.com

(d)

the trademark "BiG'rBingo"

(e)

the BiG'rBingo customer deposits

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

F-11

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

4.

Intangible Assets   (continued)

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets".  This statement requires that intangible assets with an indefinite life are not amortized.  Intangible assets with a definite life are amortized over its useful life or estimated of its useful life.  Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occurs or circumstances change that would indicate that the carrying amount may be impaired.  Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets.  The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

In accordance with SFAS No. 142, the Company wrote down the acquired intellectual property of $13,719 to its fair value in fiscal year 2002.  The changes in the carrying amount of intellectual property as follows:

	September 30 2003	December 31 2002

Balance, beginning of period	$115,665	$-

Intangible assets acquired during the period - intellectual property	-	158,300

Impairment of intangible assets during the period	-	(13,719)

Fair value	115,665	144,581
Amortization for the period	(21,687)	(28,916)

Balance, end of period	$93,978	$115,665

F-12

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

5.

Loans

(a)

Demand Loans Related Party

	September 30 2003	December 31 2002

i. Non-interest bearing and unsecured: - Jack Carley - related to a director	$ 44,625	$ 44,625
- Mitch White - a director and stockholder	739,822	517,613
- Gordon Samson - a director	2,114	-
Total	$ 786,561	$ 562,238

(b)

Short-term Loan

	September 30 2003	December 31 2002
i. Interest at 40% per annum, due on January 25, 2002:
- Kornfeld MacOff (Cdn$25,000)	$ -	$ -

ii. Interest at 10% per annum, due on June 1, 2002:
- RedRuth Ventures	212,725	212,725
Total	$ 212,725	$ 212,725

F-13

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

6.

Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010.  The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the "Purchaser") totalling $517,613 (2001 - nil).  As at December 31, 2001, the present value of the promissory note is $1,565,452, with discount rate at 7% per annum. As at December 31, 2002, the present value of the promissory note is $1,585,034 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously.  Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain 2001	$2,270,394
Accumulated gain recognized	(74,083)
Deferred gain as at September 30, 2003	$2,196,311

The 2001 deferred gain of $2,270,394 will be amortized in proportion to the licensing fees payable over the term of the agreement.

F-14

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

7.

Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a)

During the period ending September 30, 2003, the Company accrued imputed interest of $50,351 at an interest rate of 10% per annum on interest-free loan on a weighted average totaling $730,492 from a director and stockholder of the Company and an individual related to a director and stockholder of the Company.

(b)

Interest expenses of $nil was paid to a director and a stockholder of the Company.

(c)

Interest receivable of $22,500 was booked in the quarter as 5% on the $1,800,000 promissory note from a director of the company in connection with the sale and license back of software.  (see note 6)

(d)

See Note 4, and 5 (a)

8.

Income Taxes

As at September 30, 2003 the Company has non-capital losses and undepreciated capital cost of approximately $1,685,000 and $43,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2009.

The tax effect of temporary differences that give rise to the Company's deferred tax assets are as follows:

	September 30 2003	December 31 2002
Undepreciated capital cost of capital assets over their net book value	15,000	13,000
Estimated tax loss carryforwards	590,000	520,000
Less: valuation allowance	(605,000)	(533,000)
	-	-

The valuation allowance reflects the realization of the tax assets is uncertain.

F-15

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

9.

Stock Option

The following is a summary of the stock option outstanding as at September 30, 2003:

	Shares	Weighted Average Exercise Price
Options outstanding at September 30, 2002	125,000	$ 0.20

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0 - $1.00	125,000	2.42	$0.20

10.

Geographic Information

The Company's fixed assets are located in the United States.

11.

Legal Proceedings

Former independent contractors filed complaints under the Employment Standards Act, R.S.B.C. 1996, c. 113 with the Employment Standards Branch of British Columbia. A subsequent Determination made by the Delegate of the Director of Employment Standards dated July 14, 2003 rendered a decision that the three complainants are not independent contractors and determined the complainants to be employees of the Company. The Company on August 21, 2003 appealed this determination. As at this date a final determination has not been rendered by the Employment Standards Tribunal.

Further with respect to the above complainants an audit for payroll taxes is being conducted by Canada Customs and Revenue Agency ("CCRA").

12.

Non Cash Investing Activity

During the period, the Company issued 600,000 common shares valued at $36,000 to acquire computer hardware.

F-16

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Nine months ended September 30, 2003

(Unaudited)

(Expressed in U.S. dollars)

14.

Share Split

The Company announced on September 26, 2003 that by a special directors resolution dated September 19, 2003: "That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority or the voting power of the outstanding stock of the corporation for the following purpose, to amend Article Four to effect a forward split of the stock of the corporation on a basis of one (1) share of the presently outstanding stock being surrendered for five (5) shares of the newly authorized stock."

The financial statements of the Company have been restated to reflect the five (5) shares to one (1) share forward split.

F-17

CYOP SYSTEMS INTERNATIONAL

INCORPORATED

Consolidated Financial Statements

(Expressed in U.S. Dollars)

December 31, 2002 and 2001

Index

Report of Independent Accountants
Consolidated Balance Sheets
Consolidated Statement of Stockholders' Deficiency
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC  Canada   V6J 1G1

Telephone:  (604) 737-8117  Facsimile: (604) 714-5916

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

CYOP SYSTEMS INTERNATIONAL INCORPORATED

We have audited the consolidated balance sheets of CYOP Systems International Incorporated ("the Company") as at December 31, 2002 and 2001, the related consolidated statements of stockholders' deficiency and the consolidated statements of operations and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"MOORE STEPHENS ELLIS FOSTER LTD."
February 6, 2003	Chartered Accountants

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Balance Sheets
December 31, 2002 and 2001
(Expressed in U.S. Dollars)
	2002	2001
ASSETS
Current
Cash and cash equivalents	$4,253	$1,852
Accounts receivable	-	178,910
Demand loan, interest at 12% per annum and unsecured	-	14,472
Due from director, non interest bearing and unsecured	-	105,738
Interest receivable related party (Note 7)	90,000	-
Prepaid expenses and deposit	-	49,191
Total current assets	94,253	350,163
Note receivable related party (Note 7)	1,585,034	1,565,452
Fixed assets (Note 3)	58,953	222,646
Intangible assets (Note 5)	115,665	-
Total assets	$1,853,905	$2,138,261
LIABILITIES
Current
Bank overdraft	$-	$18,604
Demand loans (Note 6a)	-	452,676
Demand loans related party (Note 6b)	562,238	50,000
Accounts payable and accrued liabilities	147,480	586,139
Payroll deductions payable	-	365,115
Player funds on deposit	36,783	-
Short-term loan (Note 6c)	212,725	228,421
Investor deposit	-	10,000
Total current liabilities	959,226	1,707,955
Deferred revenue (Note 7)	2,198,552	2,270,394
Total Liabilities	3,157,778	3,978,349

Nature and continuance of operations (Note 1)

STOCKHOLDERS' (DEFICIENCY)
Share capital
Authorized:
100,000,000 shares of common stock with a par value of $0.0001 per share
Issued, allotted and outstanding:
28,474,682 shares of common stock (2001 - 28,439,975)	2,848	2,844
Additional paid-in capital	284,551	219,127
Accumulated other comprehensive income	-	133,194
Deficit accumulated	(1,591,272)	(2,195,253)
Total stockholders' (deficiency)	(1,303,873)	(1,840,088)
Total liabilities and stockholders' (deficiency)	$1,853,905	$2,138,261

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statement of Stockholders' Deficiency
Years ended December 31, 2002 and 2001						Page 1 of 2
(Expressed in U.S. Dollars)
	Common stock		Additional paid-in	Compre- hensive income	Deficit	Accumulated other compre- hensive	Total Stock- holders'
	Shares	Amount	capital	(loss)	accumulated	income	(deficiency)

Balance, December 31, 2000	28,382,975	2,838	149,237		(1,444,117)	14,801	(1,277,241)

Shares issued for cash at $1.00 per share	17,500	2	17,498		-	-	17,500
on January 8, 2001

Shares issued for cash at $1.00 per share	12,200	1	12,199		-	-	12,200
on January 19, 2001

Shares issued for cash at $1.40 per share	13,000	1	18,199		-	-	18,200
on February 14, 2001

Shares issued for cash at $1.00 per share	3,000	1	2,999		-	-	3,000
on March 8, 2001

Shares issued for cash at $1.00 per share	11,300	1	11,299		-	-	11,300
on April 24, 2001

Imputed interest on loan due to a related party	-	-	1,900		-	-	1,900

Components of comprehensive income
- foreign currency translation adjustment	-	-	-	$118,393	-	118,393	118,393

- net (loss) for the year	-			(751,136)	(751,136)	-	(751,136)

Stock-based compensation			5,796				5,796

Comprehensive income (loss)				$(632,743)

Balance, December 31, 2001	28,439,975	$2,844	$219,127		$(2,195,253)	$133,194	$(1,840,088)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statement of Stockholders' Deficiency
Years ended December 31, 2002 and 2001						Page 2 of 2
(Expressed in U.S. Dollars)
			Additional	Compre- hensive		Accumulated other compre-	Total Stock-
	Common stock		paid-in	income	Deficit	hensive	Holders'
	Shares	Amount	capital	(loss)	accumulated	income	(deficiency)

(continued from page 1)

Balance, December 31, 2001	28,439,975	2,844	219,127		(2,195,253)	133,194	(1,840,088)

Shares issued for services at $1.00 per share	34,707	4	34,703		-	-	34,707
on March 11, 2002

Imputed interest on loan due to a related party	-	-	30,721		-	-	30,721

Components of comprehensive income
- foreign currency translation adjustment	-	-	-	(133,194)	-	(133,194)	(133,194)

- net income for the year	-	-	-	603,981	603,981	-	603,981

Comprehensive income (loss)				$470,787

Balance, December 31, 2002	28,474,682	$2,848	$284,551		$(1,591,272)	$-	$(1,303,873)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Operations
Years ended December 31, 2002 and 2001
(Expressed in U.S. Dollars)
	2002	2001
Revenue
Sale - Crediplay - related party (Note 7)	$71,842	$-
Sale - Crediplay	27,340	-
License fees related party	240,000	509,225
Service fees	61,576
Ad sales	144,365	3,705
	545,123	512,930
Cost of sales	209,518	300,647

Gross profit	335,605	212,283

Sales and marketing expenses	(209,619)	(101,217)

Loan interest expense	-	(177,288)

General and administrative expenses
Accounting and audit	(30,438)	(38,221)
Amortization of intangible assets	(28,916)	-
Automobile	(22,400)	(64,192)
Bad debt	(92,778)	(46,500)
Bank charges and interest	(31,068)	-
Commissions	(35,873)
Depreciation of fixed assets	(21,574)	(5,058)
Foreign exchange loss	(5,361)	(64,032)
Imputed interest expense - related party	(30,721)	(1,900)
Legal and other professional fees	(2,959)	(149,017)
Office and miscellaneous	(42,933)	(68,741)
Rent	(38,181)	(52,807)
Contractors and consultants fees	(137,109)	(131,605)
Stock-based compensation	-	(5,796)
Telephone and bandwidth	(42,778)	(25,227)
Travel	(4,356)	-

Operating loss	(441,459)	(719,318)

Other income (loss)
Interest income related party	109,582	-
Write down of intangible assets	(13,719)	-
Write off of leasehold improvement	-	(31,434)
Loss on disposal of fixed assets	-	(384)
Gain on disposal of subsidiary (Note 8)	949,577	-
Net income (loss) for the year	$603,981	$(751,136)

Earning (loss) per share - basic and diluted	$0.02	(0.03)

Weighted average number of common shares outstanding - basic and diluted	28,457,328	28,433,430

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Cash Flows
Years Ended December 31, 2002 and 2001
(Expressed in U.S. Dollars)
	2002	2001
Cash flows from (used in) operating activities
Net loss for the year	$603,981	$(751,136)
Adjustments to reconcile net loss to net cash
Used in operating activities:
- amortization of intangible assets	28,916	-
- bad debt	92,778	46,500
- depreciation of fixed assets	21,574	45,176
- capitalized software development costs	-	100
- gain on sale of subsidiary	(949,577)	-
- loss on disposal of fixed assets	-	384
- imputed interest on related party loan	30,721	1,900
- stock-based compensation	-	5,796
- shares issuance for services	34,707	-
- write down of intangible asset	13,719	-
- write off leasehold improvement	-	31,434
Changes in assets and liabilities:
- accounts receivable	76,005	(162,102)
- interest receivable	(90,000)	-
- note receivable related party	(19,582)	-
- prepaid expenses and deposit	-	1,801
- accounts payable and accrued liabilities	49,543	380,766
- payroll deductions payable	-	134,426
- player funds on deposit	36,783	-
- deferred revenue	(71,842)	-
	(142,274)	(264,955)
Cash flows from (used in) investing activities
Proceeds from disposal of fixed assets	-	6,743
Increase in software development costs	-	(454,840)
Purchase of intellectual property	(158,300)	-
Purchase of fixed assets	-	(103,819)
	(158,300)	(551,916)
Cash flows from (used in) financing activities
Shares issued for cash	-	62,200
Increase (decrease) in demand loan	14,472	(14,472)
Increase in due from director	6,498	(105,738)
Proceeds from investor deposit	(10,000)	10,000
Proceeds from demand loan - related party	443,803	471,835
Proceeds from short-term loans	-	228,421
	454,773	652,246
Effect of exchange rate changes	(133,194)	118,393
Decrease in cash and cash equivalents	21,005	(46,232)
Cash and cash equivalents, beginning of year	(16,752)	29,480
Cash and cash equivalents (deficiency), end of year	$4,253	$(16,752)

Cash and cash equivalents (deficiency) represented by:
Cash	$4,253	$1,852
Bank overdraft	-	(18,604)
	$4,253	$(16,752)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

1.

Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in the name of Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada.  The Company changed its name to CYOP Systems International Incorporated on October 30, 2000.  On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados ("CYOP Barbados"). This transaction was accounted for as a reverse acquisition recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada ("Moshpit"), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director (see Note 8).

The Company, and its subsidiary, is a provider of multimedia transactional technology solutions and services for the entertainment industry.   The Company's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants.  These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management's plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2.

Significant Accounting Policies

(a)

Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its subsidiary CYOP Barbados. Significant inter-company accounts and transactions have been eliminated.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(b)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results may differ from those estimates.

(c)

Cash Equivalents

Cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.

(d)

Fixed Assets

Fixed assets are recorded at historical cost.  Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	100% declining-balance basis
Office furniture and equipment	20% declining-balance basis
Leasehold improvements	20% straight-line basis

(e)

Revenue recognition

The Company derives revenue from providing services on software development and online internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

(f)

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(g)

Advertising and Promotion

The Company expenses advertising and promotion costs as incurred.  Total advertising and promotion costs charged to expenses for the year ended December 31, 2002 amounted to $209,619 (2001 - $101,217).

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(h)

Foreign Currency Transactions

The Company and CYOP Barbados maintain their accounting records in their functional currency.  Foreign currency transactions are translated into their functional currency in the following manner.

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

(i)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

(j)

Long-Lived Assets Impairment

Effective January 1, 2002, certain long-term assets of the Company are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  If impairment is deemed to exist, the assets will be written down to fair value.  Prior to January 1, 2002, the Company evaluated long-term assets of the Company in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.  The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(k)

Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management's expectations.   The Company places its cash in high credit quality financial institutions.  The Company does not require collateral or other security to support financial instruments subject to credit risk.

(l)

Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board ("FASB") issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

As at December 31, 2002, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

(m)

Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Diluted income (loss) per share is equal to the basic income (loss) per share as the stock options to acquire 25,000 common shares that are outstanding at December 31, 2002 are not dilutive.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

(o)

Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation".  SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation.  The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

(p)

New Accounting Pronouncements

In April 2002, the Financial Accounting Standard Board issued Statement of Financial Accounting Standard No. 145 (SFAS No. 145), Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.  The rescission of SFAS No. 4, Reporting Gains and Losses from Extinguishments, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking Fund Requirements, which amended SFAS No. 4, will affect income statement classification of gains and losses from extinguishment of debt.  SFAS No. 145 is effective for fiscal years beginning January 1, 2002.  The adoption of SFAS No. 145 will not have an impact on the Company's financial statements.

In June 2002, the Financial Accounting Standard Board issued Statement of Financial Accounting Standard No. 146 (SFAS No. 146), Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issued No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.  SFAS No. 146 generally requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred.  The pronouncement is effective for exit or disposal activities initiated after December 31, 2002.  The adoption of SFAS No. 146 will not have an impact on the Company's financial statements.

In December 2002, the Financial Accounting Standard Board issued Statement of Financial Accounting Standard No. 148 (SFAS No. 148), Accounting for Stock-based Compensation - Transition and Disclosure.  SFAS No. 148 amends SFAS No. 123, Accounting for Stock-based Compensation, to provide alternative methods for voluntary transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation.  SFAS No. 148 also requires disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and earnings (loss) per share in annual and interim financial statements.  SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The adoption of SFAS No. 148 will not have an impact on the Company's financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

2.

Significant Accounting Policies (continued)

In November 2002, the Financial Accounting Standard Board issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of indebtedness of Others - An Interpretation of FASB Statements of No. 5, 57 and 107 and rescission of FASB Interpretation No. 34.  This interpretation clarifies the requirements for a guarantor's accounting for and disclosures of certain guarantees issued and outstanding.  FIN 45 also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee.  FIN 45 is effective for guarantees entered into or modified after December 31, 2002.  The adoption of FIN 45 will not have impact on the Company's financial statements.

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51.  This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest.  The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary.  The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003.  The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties.  The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

3.

Fixed assets

	December 31, 2002
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,558	$ 9,081	$ 12,477
Computer hardware	60,864	18,259	42,605
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	5,356	3,871
Total	$ 94,737	$ 35,784	$ 58,953

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

3.

Fixed Assets   (continued)

	December 31, 2001
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,578	$ 5,957	$ 15,621
Computer hardware	284,526	84,237	200,289
Computer software	3,090	3,090	-
Office furniture and equipment	9,402	2,666	6,736
Total	$ 318,596	$ 95,950	$ 222646

For the year ended December 31, 2002, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $21,574 (2001 - $45,176).

4.

Software Development Costs

	2002	2001

Balance, beginning of year	$ -	$ 100
Salaries and benefits	-	454,840
Depreciation on fixed assets	-	40,118
	-	495,058
Costs charged to expenses	-	-
Costs charged to sale of software (Note 7)	-	(495,058)
Balance, end of year	$ -	$ -

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

5.

Intangible Assets

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director) was terminated. As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in:

(a)

the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

(b)

the Skill-Bingo game software

(c)

the website located at http://www.bigrbingo.com

(d)

the trademark "BiG'rBingo"

(e)

the BiG'rBingo customer deposits

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets".  This statement requires that intangible assets with an indefinite life are not amortized.  Intangible assets with a definite life are amortized over its useful life or estimated of its useful life.  Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occurs or circumstances change that would indicate that the carrying amount may be impaired.  Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets.  The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

5.

Intangible Assets   (continued)

In accordance with SFAS No. 142, the Company wrote down the acquired intellectual property of $13,719 to its fair value.  The changes in the carrying amount of intellectual property as follows:

	2002	2001

Balance, beginning of year	$-	$-

Intangible assets acquired during the period
- intellectual property	158,300	-

Impairment of intangible assets during the period	(13,719)	-

Fair value	144,581	-
Accumulated amortization	(28,916)	-

Balance, end of year	$115,665	$-

6.

Loans

(a)

Demand Loans

	December 31 2002	December 31 2001
i. Interest at the Bank of Montreal's prime lending rate of 6.0% plus 1.5% per annum and unsecured:
- Cyber Roads Inc.	$ -	$ 178,519
- Tapijkabouter BV	-	99,157
	-

ii. Interest at the Hongkong Bank of Canada's prime lending rate of 6.0% plus 1% per annum and unsecured:
- Ameera Group Inc.	-	75,000

iii. Non-interest bearing and unsecured: - Tapijkabouter BV	-	100,000
Total	$ -	$ 452,676

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

6.

Loans   (continued)

(b)

Demand Loans Related Party

	December 31 2002	December 31 2001

i. Non-interest bearing and unsecured: - Jack Carley - related to a director and stockholder	$ 44,625	$ 50,000
- Mitch White - a director and stockholder	517,613	-
Total	$ 562,238	$ 50,000

(c)

Short-term Loan

	December 31 2002	December 31 2001
i. Interest at 40% per annum, due on January 25, 2002:
- Kornfeld MacOff (Cdn$25,000)	$ -	$ 15,696

ii. Interest at 10% per annum, due on June 1, 2002:
- RedRuth Ventures	212,725	212,725
Total	$ 212,725	$ 228,421

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

7.

Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010.  The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the "Purchaser") totalling $517,613 (2001 - nil).  As at December 31, 2001, the present value of the promissory note is $1,565,452, with discount rate at 7% per annum. As at December 31, 2002, the present value of the promissory note is $1,585,034 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously.  Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain 2001	$2,270,394
Recognized gain	(71,842)
Deferred gain 2002	$2,198,552

The 2001 deferred gain of $2,270,394 will be amortized in proportion to the licensing fees payable over the term of the agreement.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

8.

Gain on Disposal of Subsidiary

During the fiscal year 2002, the Company sold its wholly owned subsidiary Moshpit Entertainment Inc. ("Moshpit") to a former stockholder and the sole director of Moshpit for a total consideration of $100.  Upon the disposition of Moshpit, the Company recognized a book gain of $949,577.

9.

Economic Dependence

In fiscal year 2001, the Company entered into a software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a company with a common director.

The Company received fees of $193,685 in completion of the software development agreement. Pursuant to the software licensing, technical support and operation of customer service and data centre agreement, the Company is to receive a monthly license fee equal to 25% of the network maintenance fees collected (minimum at $60,000 per month), and a monthly service fee equal to 5% of the network maintenance fees collected (minimum at $18,000).

During the fiscal year 2001, total revenue of $509,225 were accrued from the serviced company.

As at December 31, 2001, $167,886 related to these services was still unpaid and included in accounts receivable.

During the fiscal year 2002, the Company terminated the above noted agreements (see Note 5)

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

10.

Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a)

During the fiscal year 2002, the Company accrued imputed interest of $30,721 at an interest rate of 10% per annum on interest-free loan totalling $562,238 from a director and stockholder of the Company and an individual related to a director and stockholder of the Company.

(b)

Interest expenses of $nil (2001 - $76,234) was paid to a director and a stockholder of the Company and were charged to expenses.

(c)

Interest receivable of $90,000 (2001 - $nil) was booked as 5% on the $1,800,000 promissory note from a director of the company in connection with the sale and license back of software.  (see note 7)

(d)

In a settlement with a company with a common director (see note 5) a certain amount of advertising inventory was granted to one of the Company's directors. During the year 2002, $159,209 of ad-serving was provided by a director on account of the company with a common director and was charged as advertising cost to the company.

(e)

See Note 5, 6 (b), 7 and 8.

11.

Non-cash Activities

During the fiscal year 2002, the Company issued 34,707 shares of common stock for services performed during the year.  The 34,707 shares of common stock were recorded at $34,707 as the fair value of services received.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(Expressed in U.S. dollars)

12.

Income Taxes

As at December 31, 2002 the Company has non-capital losses and undepreciated capital cost of approximately $1,487,000 and $36,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2009.

The tax effect of temporary differences that give rise to the Company's deferred tax assets are as follows:

	2002	2001
Undepreciated capital cost of capital assets over their net book value	13,000	34,000
Estimated tax loss carryforwards	520,000	745,000
Less: valuation allowance	(533,000)	(779,000)
	-	-

The valuation allowance reflects the realization of the tax assets is uncertain.

13.

Stock Option

On May 8, 2001, 25,000 options were granted to a service provider for the deferral of the payment obligation permitting the purchase of common shares at $1.00 per share effectively immediately and expiring on May 9, 2004.  Under the SAFS 123, accounting for Stock-Based Compensation, fair value of the options at the date of grant was determined to be $5,796 based on the imputed interest expenses forgiven by the service provider.  There was no stock option granted and issued during the fiscal year 2002.

The following is a summary of the stock option outstanding as at December 31, 2002:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2002 and 2001	25,000	$ 1.00

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0 - $1.00	25,000	2.42	$1.00

14.

Geographic Information

All the Company's operations and fixed assets are located in Canada.

15.

Subsequent Events

As filed on the Company's Form 8-k on August 20, 2002 reporting the sale of the wholly-owned subsidiary, Moshpit Entertainment Inc., former employees filed complaints under the Employment Standards Act , R.S.B.C. 1996, c. 113 with the Employment Standards Branch  of British Columbia. The former wholly owned subsidiary settled these complaints as at March 20, 2003.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about CYOP Systems International Incorporated except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

-----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

  except the common stock offered by this prospectus;

  in any jurisdiction in which the offer or solicitation is not authorized;

  in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

  to any person to whom it is unlawful to make the offer or solicitation; or

  to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

  there have been no changes in the affairs of CYOP Systems International Incorporated after the date of this prospectus; or

  the information contained in this prospectus is correct after the date of this prospectus.

---------------------- PROSPECTUS --------------------- 137,812,500 Shares of Common Stock CYOP SYSTEMS INTERNATIONAL INCORPORATED ______________, 2004

-----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of CYOP to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of CYOP. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CYOP pursuant to the foregoing, or otherwise, CYOP has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. CYOP will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$524
Printing and Engraving Expenses	$2,500
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$35,000
Miscellaneous	$1,976

TOTAL	$50,000

Recent Sales Of Unregistered Securities

Since January 1, 2001, CYOP sold the following securities without registering under the Securities Act of 1933:

In January 2001, CYOP sold 29,700 shares of common stock for total consideration of $29,700 to accredited investors.

In February 2001, CYOP sold 13,000 shares of common stock for total consideration of $18,200 to accredited investors.

In March 2001, CYOP sold 3,000 shares of common stock for total consideration of $3,000 to accredited investors.

In April 2001, CYOP sold 11,300 shares of common stock for total consideration of $11,300 to accredited investors.

In March 2002, CYOP issued 34,707 shares of common stock for services valued at $34,707.

In September 2003, CYOP issued 600,000 shares of common stock for capital equipment valued at $36,000.

In September 2003, CYOP affected a 5-for-1 stock split pursuant to which CYOP issued four additional shares of common stock for each share outstanding as of September 26, 2003.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding CYOP so as to make an informed investment decision. More specifically, CYOP had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in CYOP's securities.

                                 Exhibits

Exhibit No.	Description	Location
3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
3.2	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
3.3	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 99.3 to the Company's Form 8-K filed with the Securities and Exchange Commission on October 8, 2003
3.4	Bylaws	Incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
5.1	Opinion re: Legality	To be provided by amendment
10.1	Share Purchase Agreement between CYOP Systems, Inc. (Vendors), a wholly-owned subsidiary of the Company, and Steve White (Purchaser) dated as of April 1, 2002	Incorporated by reference to Exhibit 1.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on August 20, 2002
10.2	Software Acquisition Agreement between CYOP Systems, Inc. (Vendor), a wholly-owned subsidiary of the Company, and Mitch White (Purchaser) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on April 15, 2002
10.3	Marketing Development & Distribution Agreement between the Company (Marketer) and Mitch White (Vendor) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.2 to the Company's Form 8-K filed with the Securities and Exchange Commission on April 15, 2002
10.4	Share Purchase Agreement	Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
10.5	Software License Agreement	Incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
10.6	2003 Consultant Stock Plan	Incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2003
10.7	Management Agreement dated as of January 2003 between CYOP and Mitch White	Provided herewith
10.8	Management Agreement dated as of January 2003 between CYOP and Gordon Samson	Provided herewith

10.9	Management Agreement dated as of January 2003 between CYOP and Patrick Smyth	Provided herewith
10.10	Standby Equity Distribution Agreement dated as of January 2004 between the Company and Cornell Capital Partners, L.P.	Provided herewith
10.11	Placement Agent Agreement dated as of January 2004 between the Company and Newbridge Securities Corporation	Provided herewith
10.12	Registration Rights Agreement dated as of January 2004 between the Company and Cornell Capital Partners, L.P.	Provided herewith
10.13	Securities Purchase Agreement dated as of January 2004 between the Company and Cornell Capital Partners, L.P.	Provided herewith
10.14	Secured Debenture dated as of January 2004	Provided herewith
10.15	Security Agreement dated as of January 2004 between the Company and Cornell Capital Partners, L.P.	Provided herewith
10.16	Escrow Agreement dated as of January 2004 between the Company and Cornell Capital Partners, L.P.	Provided herewith
10.17	Registration Rights Agreement dated as of January 2004 between the Company and Cornell Capital Partners, L.P.	Provided herewith
10.18	Escrow Agreement dated as of January 2004 between the Company and Cornell Capital Partners, L.P.	Provided herewith
10.19	Irrevocable Transfer Agent Instructions	Provided herewith
10.20	Form of Warrant	Provided herewith
21.1	Subsidiaries of Company	Incorporated by reference to Exhibit 21.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
23.1	Consent of Independent Public Accountants	Provided herewith

Undertakings

The undersigned registrant hereby undertakes:

(1)

               To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

                                           Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii)

                                                               Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

                                  Include any additional or changed material information on the plan of distribution;

  (2)            That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

  (3)            To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on March 1, 2004.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

By: /s/ MitchWhite
Name: Mitch White
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Mitch White		March 1, 2004
Mitch White	Chief Executive Officer (Principal Executive
Officer) and Chairman of the Board of Directors

/s/ Gordon A. Samson	Chief Financial Officer (Principal Financial	March 1, 2004
Gordon A. Samson	Officer) and Director

/s/ Norman MacKinnon	Director	March 1 , 2004
Norman MacKinnon